NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 28, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 14, 2023, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Public Storage ("Old PSA"), entered into an Agreement and Plan of Merger ('the "Merger Agreement") with the company formally know as New PSA, which was a wholly owned subsidiary of Old PSA, and PSA Merger Sub, which was an indirectly owned subsidiary of New PSA. The purpose of the transactions contemplated by the Merger Agreement was for Old PSA to implement a corporate reorganization into a holding company structure referred to as an umbrella partnership real estate investment trust, or UPREIT. Effective at 12:01 a.m. on August 14, 2023, each Old PSA common share issued and outstanding immediately prior to the Merger automatically converted on a share-for-share basis into an issued and outstanding New PSA common share; and each Old PSA depositary share issued and outstanding immediately prior to the Merger automatically converted on a share-for-share basis into an issued and outstanding New PSA depositary share. Old PSA will continue to be the issuer of its unsecured notes (which will have the benefit of the New PSA guarantee). This form is only for the removal from listing on the Exchange of Old PSA common shares and Old PSA depositary shares, and not a termination of the registration of the New PSA's common shares and New PSA's depositary shares under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions Old PSA common shares and Old PSA depositary shares was suspended from trading before market open on August 14, 2023.